UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of class of securities)

                                    286045109
                                 (CUSIP Number)

                                  July 23, 1998
      -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           /__/ Rule 13d-1(b)
           /__/ Rule 13d-1(c)
           /X/  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.    NAME OF REPORTING PERSON The Group composed of the following persons:
           1.   James J. Kim
           2.   Agnes C. Kim
           3.   David D. Kim, as Trustee
           4.   John T. Kim, as Trustee
           5.   Susan Y. Kim, as Trustee
           6.   John F.A. Earley, as Trustee
           7.   David D. Kim Trust
           8.   John T. Kim Trust
           9.   Susan Y. Kim Trust
           10.  EB Nevada, Inc.
           11.  The Electronics Boutique, Inc.
           12.  EB Services Corp.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /__/ (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Not applicable; not organized

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,200 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,200 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,200 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      James J. Kim

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,161 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,161 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,161 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      Agnes C. Kim

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,160 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,160 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,160 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      David D. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,113 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      John T. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,126 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,126 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,126 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      Susan Y. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,139 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,139 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,139 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      John F.A. Earley, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,139 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,139 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,139 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      David D. Kim Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,113 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      John T. Kim Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,113 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      Susan Y. Kim Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,113 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,113 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      EB Nevada, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in the State of Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,100 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,100 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,100 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (CO)

1.    NAME OF REPORTING PERSON
      The Electronics Boutique, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  /X/  (b)  /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.   SOLE VOTING POWER
           Not Applicable

      6.   SHARED VOTING POWER
           15,169,100 shares, or 75.2% of the common stock outstanding

      7.   SOLE DISPOSITIVE POWER
           Not Applicable

      8.   SHARED DISPOSITIVE POWER
           15,169,100 shares, or 75.2% of the common stock outstanding

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,169,100 shares of common stock

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES       /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      75.2% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (CO)

ITEM 1.    (a) Name of Issuer:  Electronics Boutique Holdings Corp.

           (b) Address of Issuer's Principal Executive Offices:
               931 Matlack Street
               West Chester, PA 19382

ITEM 2.    (a) Name of Person Filing:
               The Group composed of the following persons:
               1. James J. Kim
               2. Agnes C. Kim
               3. David D. Kim, as Trustee
               4. John T. Kim, as Trustee
               5. Susan Y. Kim, as Trustee
               6. John F.A. Earley, as Trustee
               7. David D. Kim Trust
               8. John T. Kim Trust
               9. Susan Y. Kim Trust
               10.EB Nevada, Inc.
               11.The Electronics Boutique, Inc.
               12.EB Services Corp.

           (b) Address of Principal Business Office, or if none, Residence:
               For each reporting person:    1345 Enterprise Drive
                                             West Chester, PA 19380

           (c) Citizenship:
               Not applicable; not organized

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               James J. Kim

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Citizenship:
               United States Citizen

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               Agnes C. Kim

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Citizenship:
               United States Citizen

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               David D. Kim, as Trustee

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Citizenship:
               United States Citizen

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing: Susan Y. Kim, as Trustee

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Citizenship:
               United States Citizen

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
                John F.A. Earley, as Trustee

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Citizenship:
               United States Citizen

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               John T. Kim, as Trustee

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Citizenship:
               United States Citizen

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               David D. Kim Trust

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Organization:
               Organized in the Commonwealth of Pennsylvania

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               John T. Kim Trust

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Organization:
               Organized in the Commonwealth of Pennsylvania

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               Susan Y. Kim Trust

           (b) Address of Principal Business Office, or if none, Residence:
               1345 Enterprise Drive
               West Chester, PA 19380

           (c) Organization:
               Organized in the Commonwealth of Pennsylvania

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               EB Nevada, Inc.

           (b) Address of Principal Business Office, or if none, Residence:
                         2251A Renaissance Drive, Suite 4
                         Las Vegas, NV 89119

           (c) Organization:
               Organized in the State of Nevada

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 2.    (a) Name of Person Filing:
               The Electronics Boutique, Inc.

           (b) Address of Principal Business Office, or if none, Residence:
               931 Matlack Street
               West Chester, PA 19382

           (c) Organization:
               Organized in the Commonwealth of Pennsylvania

           (d) Title of Class of Securities: Common Stock, par value $.01 per share

           (e) CUSIP Number: 286045109

ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP
           (a) Amount Beneficially Owned:
               For each reporting person, see response to Row 9 on cover page.

           (b) Percent of Class: For each reporting person, see response to Row 11 on cover page.

           (c) Number of shares as to which such  person has:
               (i)       Sole  power to vote or to direct the vote:
                         Not Applicable

               (ii)      Shared power to vote or to direct the vote:
                         For each reporting person, see response to Row
                              6 on cover page.

               (iii)     Sole power to dispose or to direct the disposition:
                          Not Applicable

               (iv) Shared power to dispose or to direct the disposition of:
                         For each  reporting  person,  see  response  to Row 8
                              on cover page.

 Each reporting person states that the filing of this statement on Schedule 13G shall not be construed as an admission that such reporting person is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other reporting persons in this statement on Schedule 13G.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
           PARENT HOLDING COMPANY
           Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP See Exhibit A attached hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
           Not Applicable

ITEM 10.   CERTIFICATION
This statement on Schedule 13G is filed on behalf of each of the undersigned persons. After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned persons certifies that the information set forth in this statement is true, complete and correct insofar as the information pertains to the undersigned.

/s/ James J. Kim*                         February 16, 1999
James J. Kim

/s/ Agnes C. Kim*                         February 16, 1999
Agnes C. Kim

/s/ David D. Kim*                         February 16, 1999
David D. Kim, as Trustee

/s/ John T. Kim*                          February 16, 1999
John T. Kim, as Trustee

/s/ John F.A. Earley*                     February 16, 1999
John F.A. Earley, as Trustee

/s/ Susan Y. Kim*                         February 16, 1999
Susan Y. Kim, as Trustee

David D. Kim Trust                        February 16, 1999
By:   /s/ David D. Kim*
      David D. Kim, as Trustee

John T. Kim Trust                         February 16, 1999
By:   /s/ John T. Kim*
      John T. Kim, as Trustee

Susan Y. Kim Trust                        February 16, 1999
By:   /s/ Susan Y. Kim*
      Susan Y. Kim, as Trustee

EB Nevada, Inc.                           February 16, 1999
By:   /s/ James J. Kim*
Name: James J. Kim
      Title:President, Chief Executive Officer

The Electronics Boutique, Inc.            February 16, 1999
By:   /s/ Memma S. Kilgannon
      Name: Memma S. Kilgannon
      Title: Secretary

      *    /s/ Memma S. Kilgannon         February 16, 1999
           Memma S. Kilgannon, as
           attorney-in fact for each
           reporting person indicated,
           pursuant to powers-of-
           attorney previously filed with,
           or filed herewith, the
           U.S. Securities and Exchange
           Commission.

                                    EXHIBIT A

This Agreement made by the undersigned persons certifies that each undersigned person agrees that the statement on Schedule 13G to which this Exhibit A is attached is filed on behalf of each of them. The "Group" (as defined in Rule 13d-5(b)) is composed of the following persons:

           James J. Kim
           Agnes C. Kim
           David D. Kim, as Trustee
           John T. Kim, as Trustee
           Susan Y. Kim, as Trustee
           John F.A. Earley, as Trustee
           David D. Kim Trust
           John T. Kim Trust
           Susan Y. Kim Trust
           EB Nevada, Inc.
           The Electronics Boutique, Inc.; and
           EB Services Corp.

Each undersigned person further agrees that the information as it pertains to each undersigned is accurate and complete, and that each undersigned has no knowledge or reason to believe that information as it relates to the other persons making this filing is inaccurate.

/s/ James J. Kim*                         February 16, 1999
James J. Kim

/s/ Agnes C. Kim*                         February 16, 1999
Agnes C. Kim

/s/ David D. Kim*                         February 16, 1999
David D. Kim, as Trustee

/s/ John T. Kim*                          February 16, 1999
John T. Kim, as Trustee

/s/ John F.A. Earley*                     February 16, 1999
John F.A. Earley, as Trustee

/s/ Susan Y. Kim*                         February 16, 1999
Susan Y. Kim, as Trustee

David D. Kim Trust                        February 16, 1999
By:   /s/ David D. Kim*
      David D. Kim, as Trustee

John T. Kim Trust                         February 16, 1999
By:   /s/ John T. Kim*
      John T. Kim, as Trustee

Susan Y. Kim Trust                        February 16, 1999
By:   /s/ Susan Y. Kim*
      Susan Y. Kim, as Trustee

EB Nevada, Inc.                           February 16, 1999
By:    /s/ James J. Kim*
Name:  James J. Kim
Title: President, Chief Executive Officer

The Electronics Boutique, Inc.            February 16, 1999
By:    /s/ Memma S. Kilgannon
Name:  Memma S. Kilgannon
Title: Secretary


      *    /s/ Memma S. Kilgannon         February 16, 1999
           Memma S. Kilgannon, as
           attorney-in fact for each
           reporting person indicated,
           pursuant to powers-of-
           attorney previously filed with,
           or filed herewith, the
           U.S. Securities and Exchange
           Commission.